                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           DA Consulting Group, Inc.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1.  Title of each class of securities to which transaction applies:
     2.  Aggregate number of securities to which transaction applies:
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4.  Proposed maximum aggregate value of transaction:
     5.  Total fee paid:

[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:
     2.  Form, Schedule or Registration Statement No.:
     3.  Filing Party:
     4.  Date Filed:

                           DA CONSULTING GROUP, INC.
                               San Felipe Plaza
                          5847 San Felipe, Suite 3700
                              Houston, TX  77057

                              __________________


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 June 6, 2000

                               _________________

To the Shareholders of DA Consulting Group, Inc.:

     The Annual Meeting of Shareholders of DA Consulting Group, Inc, a Texas corporation (the "Company") will be held at 1:00 P.M. CDT, on June 6, 2000, at 5847 San Felipe, Suite 1245, Houston, Texas 77057 for the following purposes:

     1. To elect two Class II directors of the Company for a three-year term, ending at the Company's 2003 Annual Meeting of Shareholders, and one director of the Company for a one-year term, ending at the Company's 2001 Annual Meeting of Shareholders;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2000; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of shares of the Company's Common Stock at the close of business on April 26, 2000 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such shareholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

                              By Order of the Board of Directors



                              Virginia L. Pierpont
                              Chair of the Board

April 28, 2000

                           DA CONSULTING GROUP, INC.

                               San Felipe Plaza
                          5847 San Felipe, Suite 3700
                               Houston, TX 77057


                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                                 June 6, 2000

     This Proxy Statement, which is first being mailed to shareholders on or about April 28, 2000, is furnished in connection with the solicitation by the Board of Directors of DA Consulting Group, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting"), to be held at 1:00 p.m. CDT on June 6, 2000, at 5847 San Felipe, Suite 1245, Houston, Texas 77057, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares represented thereby will be voted (i) in favor of the election of the nominees for director named below, (ii) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000, and (iii) in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Shareholders whose shares are held of record by a broker or other nominee are nevertheless encouraged to fill in the boxes of their choice on the proxy, as brokers and other nominees may not be permitted to vote shares with respect to certain matters for which they have not received specific instructions from the beneficial owners of the shares. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the Annual Meeting.

                                    VOTING

     Holders of record of the Company's Common Stock on April 26, 2000, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 6,418,604 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business.

     Each share of Common Stock entitles the holder thereof to one vote on the election of each nominee for director and on any other matter that may properly come before the Annual Meeting. Shareholders are not entitled to cumulative voting in the election of directors.

     Under Texas law and the By-laws of the Company, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. The presence at the Annual Meeting in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter shall constitute a quorum for the purposes of consideration and action on the matter. Directors are elected by a plurality vote. All other actions to be taken by the shareholders at the Annual Meeting shall be taken by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Votes that are withheld and abstentions will be counted in determining the presence of a quorum, but will not be counted in determining the number of votes cast in connection with any particular matter. Broker non-votes, which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker or other nominee has not received specific instructions from the beneficial owners, are not voted and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

     The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Company's stock.


                      ELECTION OF DIRECTORS (Proposal 1)

     The Company's Board of Directors consists of six members, divided into three classes, with the directors in each class serving for staggered three-year terms and until their successors are elected and qualify. At the Annual Meeting, two Class II directors will be elected to serve for a term of three years and one Class III director will be elected to fill a vacant position serving the unexpired term of one year, each until their successors are elected and qualify. Unless otherwise specified in the accompanying proxy, the shares of Common Stock voted pursuant thereto will be cast for Virginia L. Pierpont and Richard W. Thatcher, Jr., each for terms expiring at the Annual Meeting of Shareholders to be held in 2003 and for John E. Mitchell, whose term will expire at the Annual Meeting of Shareholders to be held in 2001. If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted for the election, in the nominee's place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Two directors will continue to serve as directors following the Annual Meeting as set forth below, with two Class I directors having a term expiring at the 2002 Annual Meeting of Shareholders. The remaining vacant Class III seat on the Board of Directors will not be filled at the Annual Meeting and will remain vacant until filled by the Board of Directors or by the shareholders at a meeting of shareholders.

     The following biographical information is furnished as to each nominee for election as a director and each of the current directors:

     Nominees for Election to the Board of Directors

     Class II Directors for a Three Year Term Expiring at the 2003 Annual
     --------------------------------------------------------------------
Meeting
-------

     Virginia L. Pierpont, age 58, founded the Company as a sole proprietorship in 1984, incorporated the business in 1987, and opened its United Kingdom operation in 1988. Ms. Pierpont was the Chief Executive Officer of the Company from 1984 to 1993 and has served as Chair of the Board from December 1996 through August 1998 and again from April 2000 to the present. She is a member of the Company's Compensation Committee.

     Richard W. Thatcher, Jr., age 60, has served as a director since December 1996. Since 1992, he has been Senior Vice President in the investment banking department of Pennsylvania Merchant Group Ltd. Mr. Thatcher is a member of the Company's Audit Committee.

       Class III Director for a One Year Term Expiring at the 2001Annual Meeting
       -------------------------------------------------------------------------

     John E. Mitchell, age 42, joined the Company in November 1999 as president of its Europe, Middle East, Africa division with primary responsibilities for operational functions within this division. In February 2000, Mr. Mitchell was promoted to Chief Operating Officer of the Company. In April 2000, Mr. Mitchell was promoted to President and Chief Executive Officer. Prior to joining the Company, Mr. Mitchell was with Equifax Inc. from January 1997 to October 1999 as Chief Marketing Officer and before that was with International Business Machines Corporation (IBM) for 18 years serving in various sales and marketing positions.

     Members of the Board of Directors Continuing in Office

     Class I Members - Terms Expiring at 2002 Annual Meeting
     -------------------------------------------------------

     Nigel W.E. Curlet, age 54, has served as a director since December 1996. Since 1976, he has been employed in various capacities by Shell Chemical Company and is currently its Manager - Demand Chain Center of Excellence. Mr. Curlet's prior management roles at Shell were in its information technology, research and development, and operations and strategic planning departments. He is a member of the Company's Audit, Compensation and Stock Option Committees.

     Gunther E.A. Fritze, age 63, has served as a director since December 1996. Mr. Fritze is retired. From 1962 to 1999, Mr. Fritze was employed in various capacities by Bank of Boston. Mr. Fritze's most recent position was Manager, Finance Companies. Mr. Fritze is a member of the Company's Audit, Compensation and Stock Option Committees.


     The Board of Directors Recommends a Vote FOR Proposal 1 to Elect All Nominees.


Committees and Meetings of the Board of Directors

     During the Company's 1999 fiscal year, which ended on December 31, 1999, the Board of Directors held nine meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

     During 1999, the Audit Committee, which consisted of Messrs. Thatcher, Curlet and Fritze, met five times. The function of the Audit Committee is to (i) review and monitor the financial and cost accounting practices and procedures of the Company (ii) review the qualifications of the Company's independent public accountants who audit the Company's books and records, (iii) make recommendations to the Board of Directors regarding the annual selection of these independent accountants, (iv) review the scope, fees and results of any audit, and (v) review nonaudit services and related fees provided by these independent accountants.

     During 1999, the Compensation Committee, which consisted of Ms. Pierpont and Messrs. Curlet and Fritze, met three times. The Compensation Committee is responsible for determining compensation for the executive officers of the Company, including bonus and benefits and for administering the Company's compensation programs, other than the Company's 1997 Stock Option Plan.

     During 1999, the Stock Option Committee, which consisted of Messrs. Curlet and Fritze, met three times. The Stock Option Committee is responsible for the administration of the Company's 1997 Stock Option Plan.

     The Company does not have a standing Nominating Committee.

Compensation of Directors

     During 1999, the Company paid each director who was not also an employee of the Company an annual retainer of $12,500, and awarded each such director an option to purchase 1,025 shares of Common Stock pursuant to the Company's 1997 Stock Option Plan, being that number of options determined by dividing $10,000 by the fair market value of a share of Common Stock on May 3, 1999, the date of the Company's 1999 Annual Meeting. During 2000, the Company will pay each director, who is not also an employee of the Company, a $12,500 annual retainer and will award (as of and on the date of the Company's Annual Meeting) pursuant to the 1997 Stock Option Plan, each such director that number of options to purchase Common Stock determined by dividing $10,000 by the fair market value of a share of Common Stock on the date of the Annual Meeting. The Company also reimburses directors for travel expenses incurred on behalf of the Company.

                      EXECUTIVE OFFICERS AND COMPENSATION

Background of Executive Officers

           Name                      Offices Held             Date of First Election           Age
           ----                      ------------             ----------------------           ---

John E. Mitchell             President and Chief                    April 2000                  42
                             Executive Officer
Lisa L. Costello             Executive Vice President,             August 1997                  30
                             Research and
                             Development
Eric J. Fernette             Executive Vice President,              July 1997                   43
                             Human Resources
Dennis C. Fairchild          Executive Vice President               April 1999                  50
                             and Chief Financial
                             Officer

  For further information regarding Mr. Mitchell's background, see "Nominees for Election to the Board of Directors."

     Lisa L. Costello joined the Company as a consultant in February 1993. She assumed the position of Operations Manager of the Americas Division Mobile Group in January 1996. In July 1996, she was promoted to Director of Research and Development for the Company's Americas Division. In January 1997, she was promoted to Vice President and in August 1997, to Executive Vice President, Research and Development, with responsibility for research and development globally. Prior to joining the Company, from June 1991 to January 1993, Ms. Costello was a technical writer for Software Interfaces, Inc. Ms. Costello received her B.A. from the University of St. Thomas in Houston.

     Eric J. Fernette joined the Company as Executive Vice President, Human Resources in July 1997. Prior to joining DACG, from 1987 to 1997, Mr. Fernette was employed by Compaq North America in various capacities, most recently as Director of Human Resources, North American Division. From 1979 to1987, Mr. Fernette was a Human Resources Manager with ITT. Mr. Fernette received his B.S. from Arizona State University.

     Dennis C. Fairchild joined the Company in April 1999 as Executive Vice President and Chief Financial Officer and is primarily responsible for the finance and administrative functions of the Company. Prior to joining the Company, Mr. Fairchild provided consulting services from April 1998 to February 1999. From April 1997 to April 1998 Mr. Fairchild was Chief Financial Officer at National Water & Power. He also served as Chief Financial Officer at AmeriQuest Technologies from January 1994 to April 1997 and at Southeast Frozen Foods from March 1990 to January 1994. Mr. Fairchild received his B.A. from Mankato State University.

Cash and Non-Cash Compensation Paid to Certain Executive Officers

     The following table sets forth, with respect to services rendered during 1999, 1998 and 1997, the total compensation earned by the Company's Chief Executive Officer and the four most highly compensated executive officer whose total annual salary and bonus exceeded $100,000 during 1999 (the "named executive officers").

                                           Summary Compensation Table

                                                                                     Long Term
                                                                                    Compensation
                                                                                    ------------
                                           Year        Annual Compensation (1)         Awards
                                           ----        -----------------------         ------
                                                                                      Securities
                                                                                      Underlying          All Other
Name and Principal Position                            Salary($) (2)    Bonus($)      Options (#)      Compensation ($) (3)
---------------------------                            -------------    --------      -----------      --------------------

Nicholas H. Marriner (4)                   1999         $   335,000     $   ---            ---         $      ---
  Chairman of the Board and                1998         $   432,000     $ 168,480          ---         $      ---
  Chief Executive Officer                  1997         $   270,000     $ 205,878          ---         $      ---

Patrick J. Newton (5)                      1999         $   333,505     $   ---           98,500       $      ---
  President and Chief Operating Officer    1998         $   306,000     $ 295,068         42,000       $   2,192,400
                                           1997         $   210,000     $  95,317          8,400       $       ---
Lisa L. Costello                           1999         $   160,260     $  40,000         33,500       $       ---
  Executive Vice President -               1998         $   156,313     $ 138,856         21,000       $       ---
   Research and Development                1997         $   113,927     $  56,000         21,000       $       ---

Eric J. Fernette (6)                       1999         $   155,700     $  40,000         27,250       $       ---
  Executive Vice President -               1998         $   141,583     $ 132,818          4,200       $       ---
   Human Resources                         1997         $    48,159     $  20,000         25,200       $       ---

Dennis C. Fairchild (7)                    1999         $   142,708     $  55,000         30,750       $      46,046
  Executive Vice President - Chief         1998         $     ---       $   ---            ---         $       ---
   Financial Officer                       1997         $     ---       $   ---            ---         $       ---

________________________________

(1) All figures converted to U.S. dollars based upon the exchange rate at the end of the applicable fiscal year.

(2) Salary includes amounts deferred, if any, pursuant to the Company's 401(k) plan.

(3) Amounts include compensation expense attributed to employee stock awards, employer 401(k) contributions and Company perquisites. Mr. Newton's "all other compensation" represents in 1998 shares of Common Stock awarded to
     him without cash consideration.   Mr. Fairchild's all other compensation
     represents $33,454 in relocation costs and $12,592 in other company perquisites.

(4) Mr. Marriner served as Chief Executive Officer of the Company through November 30, 1999. He was elected Chief Executive Officer and President effective February 11, 2000 and resigned his position as Chairman of the Board of Directors, President and Chief Executive Officer effective April 3, 2000.

(5) Mr. Newton served as Chief Executive Officer of the Company effective December 1, 1999 and resigned his position as President and Chief Executive Officer of the Company effective February 11, 2000.

(6) Mr. Fernette was elected as an executive officer of the Company on July 28, 1997 at a base annual salary of $115,000.

(7) Mr. Fairchild was elected as an executive officer of the Company on April 14, 1999 at a base annual salary of $175,000. Options with respect to 20,000 shares of Common Stock were granted to Mr. Fairchild on May 3, 1999.

     The Company entered into employment agreements with Messrs. Marriner and Fernette and Ms. Costello effective January 1, 1998, the initial terms of which expired on December 31, 1998. All of the employment agreements were renewed under the same terms on January 1, 1999. The Company entered into a change in control separation agreement with Mr. Fairchild effective November 2, 1999. The initial base annual salaries under the employment agreements of the named executive officers are $432,000 for Mr. Marriner, $144,000 for Ms. Costello, and $144,000 for Mr. Fernette. The base annual salary of each of the named executive officers is subject to increases periodically at the discretion of the Board of Directors, and each named executive officer may receive an annual bonus as determined by the Board of Directors. Each of the employment agreements provides for customary benefits, including life, health and disability insurance and 401(k) plan participation and further provides that if the employee is terminated without cause, such employee is entitled to severance pay of up to 18 months base salary, bonus, and benefits. In the event such employee is terminated in connection with a change in control (as defined therein), Mr. Fernette and Ms. Costello would be entitled to receive one year's base salary and benefits and 100% of any bonus paid with respect to the calendar year immediately preceding termination, and Messrs. Mariner and Fairchild would be entitled to receive two years' base salary and benefits and 200% of any bonus paid with respect to the calendar year immediately preceding termination.

     Prior to his resignation, the Company had entered into an employment agreement with Mr. Newton effective January 1, 1998, the initial term of which expired on December 31, 1998. The employment agreement was renewed under the same terms on January 1, 1999. The initial base annual salary under the employment agreement was $306,000. The base annual salary of Mr. Newton was subject to increase periodically at the discretion of the Board of Directors, and there was the possibility of an annual bonus as determined by the Board of Directors. The employment agreement provided for customary benefits, including life, health and disability insurance and 401(k) plan participation and further provided that if Mr. Newton was terminated without cause, he was entitled to severance pay of up to 18 months base salary, bonus, and benefits.

     During 1999, the Company maintained, and was the beneficiary of "key man" life insurance policies on the lives of Messrs. Marriner and Newton, each in the face amount of $1.0 million. Due to resignations of both Mr. Newton and Mr. Marriner, these policies have been cancelled.

     Mr. Newton resigned his employment with the Company effective February 11, 2000. Mr. Newton received no severance upon his resignation. In connection with Mr. Newton's resignation, the Board of Directors of the Company elected Mr. Marriner President and Chief Executive Officer and John Mitchell as Chief Operating Officer.

Stock Options Granted to Certain Executive Officers During Last Fiscal Year

     Under the 1997 Stock Option Plan, options to purchase Common Stock are available for grant to directors, officers and other key employees of the Company. The following table sets forth certain information regarding options for the purchase of Common Stock that were awarded to the named executive officers during 1999.

                                              OPTION GRANTS IN CALENDAR YEAR 1999

                              Number of                                                             Potential Realizable Gain
                             Securities      Percent of Total                                       at Assumed Annual Rates
                             Underlying      Options Granted      Exercise or                       of Stock Appreciation for
                              Options        to Employees in      Base Price     Expiration               Option Terms
Name                         Granted (#)     Last Fiscal Year     ($/Sh) (1)      Date (2)            Compounded Annually
----                         -----------     ----------------     -----------    ----------         --------------------------
                                                                                                        5%            10%
                                                                                                        ---           ---
Nicholas H. Marriner            ----           ----                  ----           ----               ----           ----

Patrick J. Newton              77,000           14%               $  15.00         2/4/09           $  726,373     $  1,840,773
                               21,500            4%               $   3.69        11/2/09           $   49,893     $    126,440
Lisa L. Costello               18,000            3%               $  15.00         2/4/09           $  169,802     $    430,310
                               15,500            3%               $   3.69        11/2/09           $   35,970     $     91,154
Eric J. Fernette               16,500            3%               $  15.00         2/4/09           $  155,651     $    394,451
                               10,750            2%               $   3.69        11/2/09           $   24,947     $     63,220
Dennis C. Fairchild            20,000            4%               $   9.75         5/2/09           $  188,668     $    478,123
                               10,750            2%               $   3.69        11/2/09           $   24,947     $     63,220

(1) The exercise price equaled the fair market value of a share of Common Stock on the date of grant as determined by the Board of Directors. The exercise price is payable in cash or by delivery of shares of Common Stock having a fair market value equal to the exercise price of the options exercised.

(2) The options granted on February 5, 1999 and May 3, 1999 vest in one-third installments on the second, third, and fourth anniversaries of the date of grant. The options granted on November 3, 1999 vest in one-half installments on the first and second anniversaries of the date of grant.

Stock Options Exercised by Named Executive Officers During 1999 and Held by Named Executive Officers at December 31, 1999

     No options granted by the Company were exercised by the named executive officers during 1999. The following table sets forth certain information regarding options for the purchase of Common Stock that were held by the named executive officers.

               AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                             Shares                             Number of Securities
                          Acquired on         Value            Underlying Unexercised            Value of Unexercised In-the-
          Name            Exercise (#)     Realized($)      Options at December 31, 1999           Money Options at FY-End
          ----            ------------     -----------      ----------------------------           -----------------------
                                                                                                             ($)(1)
                                                                                                             ------
                                                             Exercisable      Unexercisable      Exercisable      Unexercisable
                                                             -----------      -------------      -----------      -------------
Nicholas H. Marriner           ---             ---                 ---               ---              ---               ---
Patrick J. Newton              ---             ---               2,800            146,100             ---               ---
Lisa L. Costello               ---             ---               7,000             68,500             ---               ---
Eric J. Fernette               ---             ---               8,400             48,250             ---               ---
Dennis Fairchild               ---             ---                 ---             30,750             ---               ---

(1) Based on $3.563 per share, the closing price of the Common Stock, as reported by the Nasdaq National Market, on December 31, 1999.

Compensation Committee Report on Executive Compensation

     The function of the Compensation Committee is to advise the Board regarding overall compensation policies and recommend specific compensation for the Company's senior executives. The Compensation Committee is responsible for providing guidance to the Board of Directors regarding broad compensation issues. The Committee is composed of Virginia L. Pierpont, Gunther E.A. Fritze and Nigel W.E. Curlet.

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premises that the success of the Company results from the efforts of each employee and that a cooperative, team-oriented environment is an essential part of the Company's culture. The Company believes in the importance of rewarding employees for the Company's successes. Particular emphasis is placed on broad employee equity participation through the use of stock options and annual cash bonuses linked to overall Company profitability.

     The Committee has retained a leading compensation consulting firm to advise the Committee on the Company's executive compensation programs. The consultants' review provides benchmarks for comparison of executive compensation to that of other companies whose business is similar in nature to the Company's or who may compete with the Company for executive talent. The compensation consultants advise the Committee using resources that include publicly available information and the consultants' prior experience.

     The principal elements of the Company's executive compensation program consist of both annual compensation (primarily base salary and annual incentive cash bonuses) and long-term incentive compensation in the form of stock options. Base salary, annual cash bonuses, and option grants are determined on the basis of the overall financial performance of the Company and the performance of the individual officer. As a result of the downturn in ERP implementations, which the Company believes to be the result of the Year 2000 Problem, the Company did not reach its revenue and earnings goals for 1999. Cash bonuses for 1999 were granted to key management in an effort to retain these key managers through the downturn.

     The Compensation Committee recommends base salary levels and annual cash bonuses of the Company's senior management for approval by the Board. The Board approved base salaries of $420,000 effective January 1999, $250,000 effective August 1999 and $150,000 effective November 1999 for Mr. Marriner, and $336,600 effective January 1999 and $360,000 effective December 1999 for Mr. Newton. Based on the Company's failure to meet revenue and earnings targets for 1999, neither Mr. Marriner nor Mr. Newton was awarded a bonus for 1999.

     At the direction of the Compensation Committee, the Stock Option Committee was established to administer the 1997 Stock Option Plan. The Stock Option Committee from time to time will grant options of the

Company's Common Stock to executive officers in an effort to further align their long-term interests with those of the Company and the Company's other shareholders. In addition, in November 1999, the Stock Option Committee granted stock options with shorter vesting periods to key management, as an incentive to retain key personnel during the financial downturn of the Company. During 1999, the Company granted stock options for 541,140 shares to officers and employees of the Company (of which 190,000 were granted to executive officers of the Company). The Compensation Committee believes that the directors', officers' and employees' existing equity ownership and stock options sufficiently link their interests to the financial success of the Company.

Nigel W.E. Curlet, Chair
Gunther E.A. Fritze
Virginia L. Pierpont

Stock Performance

     The following Stock Performance Chart compares the Company's cumulative total shareholder return on its Common Stock quarterly, for the period from April 24, 1998 (the date the Common Stock commenced trading on the Nasdaq National Market) to December 31, 1999 (the date the Company's 1999 fiscal year ended), with the cumulative total return of the Nasdaq Composite and Nasdaq Computer and Data Processing Indices. The comparison assumes $100 was invested on April 24, 1998 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

[Performance graph appears here]

                                      Base                                   Quarter Ending
                                      Period
Company / Index                       24 Apr 98  Jun 98      Sep 98     Dec 98     Mar 99     Jun 99    Sep 99    Dec 99
------------------------------------------------------------------------------------------------------------------------
D A CONSULTING GROUP INC                  100     99.14      105.17     150.86      68.10      41.38     33.19     24.57
NASDAQ US COMPOSITE                       100    101.08       91.28     118.46     132.51     144.98    148.28    214.01
NASDAQ COMPUTER & DATA PROCESSING         100    109.01      102.41     132.97     159.94     166.43    171.91    281.04

                               OTHER INFORMATION

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of March 31, 2000, with respect to the beneficial ownership of shares of Common Stock of the Company by each person who is known to the Company to be the beneficial owner of more than five percent of either class of stock, by each director or nominee for director, by each of the named executive officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person listed has sole voting power and sole investment power over the shares indicated.

   Name and Address of Beneficial Owner              Amount and Nature of        Percent of Voting
   ------------------------------------
                                                    Beneficial Ownership (1)            Power
                                                    ------------------------            -----
Executive Officers and Directors(2)
Nicholas H. Marriner                                          370,000                    5.8%
Patrick J. Newton (3)............................             117,880                    1.8%
Lisa L. Costello (4).............................              21,000                      *
Eric J. Fernette (5).............................              40,040                      *
Dennis C. Fairchild..............................                 ---                      *
Nigel W.E. Curlet (6)(7).........................              26,375                      *
Gunther E.A. Fritze (6)(8).......................              40,925                      *
Richard W. Thatcher, Jr (6)......................              77,245                    1.2%
Virginia L. Pierpont.............................             391,842                    6.1%
Other Shareholders
Amicable Discretionary Trust (9)(10)(12).........             693,200                   10.8%
Worcester Discretionary Trust (9)(11)(12)........             631,092                    9.8%
Woodbourne Discretionary Trust (9)(11)(12).......             629,034                    9.8%
Dimensional Fund Advisors, Inc. (13).............             452,000                    7.0%
All directors and executive officers as a group..           1,085,307                   16.7%
    (9 persons)

________________
*  Less than 1%

(1) Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days of March 31, 2000 have been exercised. Options that are not exercisable within 60 days of March 31, 2000 have been excluded. Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) The address of each of these people is: c/o DA Consulting Group, Inc., San Felipe Plaza, 5847 San Felipe, Suite 3700, Houston, TX 77057.

(3) The total number of shares of Common Stock includes 19,600 shares of Common Stock that may be acquired upon the exercise of stock options.

(4) The total number of shares of Common Stock includes 16,800 shares of Common Stock that may be acquired upon the exercise of stock options.

(5) The total number of shares of Common Stock includes 9,800 shares of Common Stock that may be acquired upon the exercise of stock options.

(6) The total number of shares includes 13,625 shares of Common Stock that may be acquired upon the exercise of stock options.

(7) Includes 11,300 shares owned by Mr. Curlet's spouse and 1,450 shares owned by his son.

(8)  Includes 12,600 shares owned by Mr. Fritze's children.

(9) John Andrew Cowan and Roger Geoffrey Barrs are the co-trustees of each of these trusts. Messrs. Cowan and Barrs are also trustees of the David Michael Payne Settlement (which beneficially owns 21,000 shares of Common Stock), the sole beneficiary of which is Piero Granelli, a former employee of the Company.

(10) The beneficiaries under this trust include Ms. Pierpont, her children and grandchildren, the spouses and children of any of the beneficiaries, and any other persons or class of persons named by the trustees. As of the date above, no other persons or classes of persons have been so named.

(11) The beneficiaries under these trusts include Ms. Pierpont, her children, the spouses and children of any of the beneficiaries, and any other persons or class of persons named by the trustees. As of the date above, no other persons or classes of persons have been so named.

(12) The trustees of each of these trusts have the authority to appoint all or any part of the capital and income of the trust for one or more of the beneficiaries and in such names and proportions and at such time as such trustees shall determine.

(13) Certain information with respect to the ownership of such stockholders was obtained from Schedule 13G dated February 3, 2000, as received from the Company. The address of this shareholder is 1299 Ocean Avenue, Eleventh Floor, Santa Monica, CA 90401.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners were complied with.

                                RATIFICATION OF
                          APPOINTMENT OF ACCOUNTANTS
                                 (Proposal 2)

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2000, and recommends that the shareholders ratify such selection. This appointment is being submitted to the shareholders for ratification at the Annual Meeting.

     The submission of the appointment of PricewaterhouseCoopers LLP is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors. If PricewaterhouseCoopers LLP shall decline to accept or become incapable of accepting it appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent public accountants.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

     The Board of Directors Recommends a Vote FOR Proposal 2 to Ratify the Appointment of PricewaterhouseCoopers LLP as Independent Accountants for the Year Ending December 31, 2000.

APPRAISAL RIGHTS

     Under Texas law, no appraisal rights are available to dissenting shareholders in regard to either Proposal 1 or Proposal 2.

OTHER BUSINESS

     Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

ANNUAL REPORT

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999 accompanies this Proxy Statement.

                             SHAREHOLDER PROPOSALS

     In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting of Stockholders, in addition to meeting the requirements of the Securities and Exchange Commission's rules governing such proposals, the proposal must be received by the Company at its principal executive offices not later than January 1, 2001. In the event that the Company receives notice not later than March 17, 2001 of a shareholder proposal intended to be presented at the 2001 Annual Meeting of Shareholders and which is not included in the Company's proxy materials, then so long as the Company includes in its proxy statement for such Annual Meeting advice on the nature and matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC's rules governing shareholder proposals.

     THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999. REQUESTS SHOULD BE DIRECTED TO CHIEF FINANCIAL OFFICER, DA CONSULTING GROUP, INC., SAN FELIPE PLAZA, 5847 SAN FELIPE, SUITE 3700, HOUSTON, TX 77057.

                              By Order of the Board of Directors


                              Virginia L. Pierpont
                              Chair of the Board

Date: April 28, 2000
      Houston, Texas

X] Please mark your votes
     as in this example using dark ink only.

                                 FOR THE          WITHHOLD AUTHORITY TO
                             NOMINEES LISTED      VOTE FOR THE NOMINEES
                                 BELOW                LISTED BELOW
1.   Election of Directors:       [_]                     [_]


                                                   FOR   AGAINST   ABSTAIN
2.   Ratification of appointment of                [_]     [_]       [_]
     PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2000:

     Nominees: For a three-year term expiring at the Annual Meeting to be held in 2003: Virginia L. Pierpont and Richard W. Thatcher. For a one-year term expiring at the Annual Meeting to be held in 2001: John E. Mitchell. (Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

--------------------------------------------------------------------------------

_____________________________________________ Date: ______________ , 2000
      Signature of Shareholder(s)


NOTE: Please sign this proxy exactly as name(s) appear on your stock certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by a duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two (2) or more persons, all such persons should sign.

                           DA CONSULTING GROUP, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         FROM HOLDERS OF COMMON STOCK

The undersigned, revoking all previous proxies, hereby appoints Virginia L. Pierpont and Dennis C. Fairchild, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of the Shareholders of DA Consulting Group, Inc. to be held on June 6, 2000, and at any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF AND "FOR" RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.)

                               SEE REVERSE SIDE